Exhibit 99.1

GRIDSUM HOLDING INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(As adopted on February 2, 2016,
effective upon completion of the Company’s initial public offering)

I.                                        INTRODUCTION

Gridsum Holding Inc. (collectively with its subsidiaries and consolidated affiliated entities, “Company”) has adopted this Code of Business Conduct and Ethics (“Code”) to set high standards of ethical business conduct and provide guidance applicable to every employee (including every officer) and director of the Company.

A.                                    Scope

This Code shall apply to all of the Company’s employees and directors.  The Company may modify or update these more specific policies and procedures from time to time and adopt new policies and procedures in the future.

Nothing in this Code is intended to alter the existing legal rights and obligations of the Company or any of its employees or directors, including “at will” employment arrangements or the terms of any employment-related agreements.

B.                                    Responsibility

It is every employee’s and director’s responsibility to read and understand this Code, and to use it as a guide to the performance of his or her responsibilities for the Company.  This Code cannot address every ethical issue or circumstance that may arise, so, in complying with the letter and spirit of this Code, employees and directors must apply common sense, together with high personal standards of ethics, honesty and accountability, in making business decisions where this Code has no specific guideline.  In complying with this Code, employees and directors should also consider the conduct of their family members and others who live in their household.

The Company expects all of its directors, executives, managers and other supervisory personnel to help foster a sense of commitment to this Code among all of its employees, and to foster a culture of fairness, honesty and accountability within the Company.  The Company also expects such personnel to ensure that Company’s agents and contractors conform to Code standards when working on the Company’s behalf.

C.                                    Compliance

Any employee that needs help understanding this Code or how it applies to conduct in any given situation should contact his or her supervisor or the Company’s Compliance Officer.  The Company has designated the Company’s Chief Financial Officer as its Compliance Officer (“Compliance Officer”).  In the event of the Chief Financial Officer’s unavailability, the Company’s Chief Executive Officer shall be authorized to serve as the Compliance Officer in the interim.

Employees should also be alert to possible violations of this Code by others and should report suspected violations, without fear of any form of retaliation, as described in Section XIII.

II.                                   APPLICABLE DOCUMENTS

This Code is intended to supplement and not to replace existing Company policies and procedures, as they may exist from time to time.

III.                              GENERAL LEGAL AND ETHICAL OBLIGATIONS

The Company’s success depends upon each employee and director performing his or her Company duties in compliance with applicable laws and in cooperation with governmental authorities.  It is essential that employees and directors know and understand the legal and regulatory requirements that apply to the Company’s business and to their specific area of responsibility.  While employees and directors are not expected to have complete mastery of these laws, rules and regulations, they are expected to be able to recognize situations that require them to consult with others to determine the appropriate course of action.  To address questions in the area of legal compliance, employees should approach their supervisor or the Compliance Officer immediately.

Legal compliance is only a part of the Company’s ethical responsibility, however, and should be viewed as the minimum acceptable standard of conduct.  The Company strives to act with the utmost integrity, not just in its most important corporate decisions, but also in the actions taken every day by its employees and directors.  Ethical conduct is a high ideal, but often just means exercising common sense and sound judgment.  Acting ethically will help the Company become a better company, a better partner for other companies, and a better corporate citizen.

Employees and directors are expected to comply with all applicable laws wherever they travel on Company business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries.  Employees and directors who have questions as to whether an activity is restricted or prohibited should contact the Compliance Officer before taking any action.

IV.                               CONFLICTS OF INTEREST

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole.  A conflict of interest can arise when an employee or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively.  Conflicts of interest also arise when an employee or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

Every employee and director must avoid situations where loyalties may be divided between the Company’s interests and the employee’s or director’s own interests.  Employees and directors should also seek to avoid the appearance of a conflict of interest.  If an employee is considering engaging in a transaction or activity that may present a conflict of interest or the appearance of a conflict of interest, the employee should disclose the matter to the Compliance Officer, so that, if appropriate, the Compliance Officer may disseminate such information and/or obtain approvals before the employee engages in such transaction or activity.

In evaluating whether an actual or contemplated activity may involve a conflict of interest, an employee or director should consider:

•                  whether the activity would appear improper to an outsider;

•                  whether the activity could interfere with the job performance or morale of a Company employee;

•                  whether the employee or director involved in the activity has access to confidential Company information or influence over significant Company resources or decisions;

•                  the potential impact of the activity on the Company’s business relationships, including relationships with suppliers, competitors, partners, employees and anyone else with whom he or she has contact in the course of performing his or her job; and

•                  the extent to which the activity could benefit the employee or director or his or her relatives, directly or indirectly.

A few examples of activities that could involve conflicts of interests include:

•                  Aiding the Company’s competitors.  Aiding the Company’s competitors can include, without limitation, passing confidential Company information to a competitor or accepting payments or other benefits from a competitor.

•                  Participating in any company that does business with the Company or seeks to do business with the Company.  Employment by or service on the board of a supplier or partner is generally discouraged, and employees and directors must seek approval in advance if they plan to have such a relationship.

•                  Owning a significant financial interest in a competitor or a company that does business with the Company or seeks to do business with the Company.  In evaluating such interests for conflicts, both direct and indirect interests that an employee or director may have should be considered, along with factors such as the following:

•            the size and nature of the interest;

•            the nature of the Company’s relationship with the other entity;

•            whether the employee or director has access to confidential Company information; and

•            whether the employee or director has an ability to influence Company decisions that would affect the other entity.

Any employee or director who has or wishes to acquire a significant financial interest in a competitor, or in a supplier or partner with which he or she has direct business dealings (or approval responsibilities), must consult with the Compliance Officer.  Similarly, any employee or director who experiences a change of position or seniority that results in direct business dealings with a supplier, competitor or partner in which he or she already has a significant financial interest must consult with the Compliance Officer.

•                  Having authority on behalf of the Company over a co-worker who is also a family member, or transacting business on behalf of the Company with a family member.  Any employee who may be involved in such a situation should consult with his or her supervisor or the Compliance Officer to assess the situation and an appropriate resolution.

•                  Soliciting or accepting payments, gifts, loans, favors or preferential treatment from any person or entity that does or seeks to do business with the Company.  See Section IV.A. for further discussion of the issues involved in this type of conflict.

•                  Taking personal advantage of corporate opportunities.  See Section IV.B. for further discussion of the issues involved in this type of conflict.

Employees must avoid these situations (and others like them), whenever their loyalty to the Company could be compromised.  Employees who believe they are involved in a potential conflict of interest are expected to discuss it with the Compliance Officer.

Like employees, directors should also seek to avoid conflicts of interest with their obligations to the Company.  To that end, any director who confronts a conflict of interest in connection with a decision to be made by the Board of Directors, or otherwise, should take such steps as are necessary to avoid the conflict of interest, including notifying the Chairperson of the Board of Directors and Chief Executive Officer and, if appropriate, recusing himself or herself from discussions by the Board of Directors which could be perceived to create such a conflict.

A.                                    Gifts and Entertainment

Building strong relationships with suppliers and partners is essential to the Company’s business.  Socializing with suppliers and partners is an integral part of building those relationships.  However, good judgment should be exercised in providing or accepting business meals and entertainment or inexpensive gifts, so that all such conduct is consistent with customary and prudent business practices.

While individual circumstances differ, the overriding principle concerning gratuities is not to give or accept anything of value that could be perceived as creating an obligation on the part of the recipient (whether a Company employee, a supplier or a partner) to act other than in the best interests of his or her employer or otherwise to taint the objectivity of the individual’s involvement.  It is the responsibility of each employee to ensure that providing or accepting a gratuity is appropriate under the circumstances.

This principle applies to the Company’s transactions everywhere in the world, even if it conflicts with local custom.  Under some statutes, such as the United States Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction.

B.                                    Corporate Opportunities

Employees and directors may not compete with the Company or take personal advantage of business opportunities that the Company might want to pursue.  Employees and directors are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position.  Additionally, employees and directors may not use Company assets, property, information or position for personal gain (including gain of friends or family members) and may not compete with the Company.

Employees and directors who are interested in the use of the Company’s property or information, or in pursuing an opportunity that they discovered through their Company position, should consult with the Compliance Officer to determine an appropriate course of action.  Even opportunities that are acquired through independent sources may be questionable if they are related to the Company’s existing or proposed lines of business.  Employees and directors owe a duty to the Company to advance its legitimate business interests when opportunities arise.

C.                                    Employee Loans

Loans to employees or directors or their family members by the Company, or guarantees of their loan obligations, could constitute an improper personal benefit to the recipients of such loans or guarantees.  Accordingly, Company loans and guarantees for executive officers and directors are expressly prohibited.  Any loans to employees require the prior approval of the Board of Directors.

D.                                    Related Party Transactions

A related-party transaction includes any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction or series of similar transactions, where: (i) the Company is a party, (ii) the amount involved exceeds US$120,000 in aggregate, and (iii) in which any of the following persons had or will have a direct or indirect material interest:  any person who is, or was at any time since the beginning of the Company’s last fiscal year, a director, director nominee or an executive officer; any holder of more than five percent of the Company’s then outstanding shares; or any member of the immediate family of such persons.  The Company will conduct a review of all related-party transactions for potential conflicts of interest situations.  For more information, see the Company’s Related Party Transactions Policy.

V.                                    INSIDER TRADING

Every employee and director is prohibited from using “inside” or material nonpublic information about the Company, or about companies with which it does business, in connection with buying or selling the Company’s or such other companies’ securities, including “tipping” others who might make an investment decision on the basis of this information.  It is illegal, and it is a violation of this Code and other Company policies, to tip or to trade on inside information.  Employees or directors who have access to inside information are not permitted to use or share that inside information for stock trading purposes or for any other purpose except to conduct Company business.

Employees must exercise the utmost care when in possession of material nonpublic information.  The Company’s Insider Trading Policy provides guidance on the sorts of information that might be nonpublic and material for these purposes, and guidelines on when and how employees and directors may purchase or sell shares of the Company or other Company securities.  The Company strongly encourages all employees and directors to review the Company’s Insider Trading Policy for additional information.

VI.                               COMPETITION AND FAIR DEALING

The Company strives to compete vigorously and to gain advantages over its competitors through superior business performance, not through unethical or illegal business practices.  Each employee and director must deal fairly with the Company’s suppliers, competitors, partners, employees and anyone else with whom he or she has contact in the course of performing his or her job.  No employee or director may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

A.                                    Policies Specific to Procurement

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

B.                                    Antitrust Laws

Antitrust laws are designed to protect customers and the competitive process.  These laws generally prohibit the Company from establishing:

•                  price fixing agreements or arrangements, including by interference, with competitors;

•                  arrangements with competitors to share pricing information or other competitive marketing information, or to allocate markets or customers;

•                  agreements with competitors or customers to boycott particular suppliers, customers or competitors; and

•                  a monopoly or attempted monopoly through anticompetitive conduct.

Noncompliance with the antitrust laws can have extremely negative consequences for the Company, including long and costly criminal or civil investigations and lawsuits, criminal charges against the company or responsible individuals and substantial fines or damages, and adverse publicity.  Understanding the requirements of antitrust and unfair competition laws of the jurisdictions where the Company does business can be difficult, so employees and directors are urged to seek assistance from the Compliance Officer whenever they have a question relating to these laws.

VII.                          MAINTENANCE OF CORPORATE BOOKS, RECORDS AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

The Company strives to maintain complete integrity of its records and public disclosure.  The Company’s corporate and business records, including all supporting entries to its books of account, must be completed honestly, accurately and intelligibly.  The Company’s records are important to investors and creditors.  The Company depends on its books, records and accounts accurately and fairly reflecting, in reasonable detail, its assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.

To help ensure the integrity of its records and public disclosure, the Company requires that:

•                  no entry be made in the Company’s books and records that is intentionally false or misleading;

•                  transactions be supported by appropriate documentation;

•                  the terms of commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in the Company’s books and records;

•                  employees comply with the Company’s system of internal controls and be held accountable for their entries;

•                  any off-balance sheet arrangements of the Company be clearly and appropriately disclosed;

•                  no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund;

•                  assets and liabilities of the Company be recognized and stated in accordance with the Company’s standard practices and generally accepted accounting principles in the United States (“GAAP”); and

•                  records be retained or destroyed according to the Company’s records retention policy, if applicable.

The Company’s disclosure controls and procedures are designed to help ensure that the Company’s public disclosures are full, fair and accurate, that they fairly present its financial condition and results of operations, and that they are timely and understandable.  Employees who collect, provide or analyze information for or otherwise contribute in any way to preparing or verifying these reports should adhere to all disclosure controls and procedures and generally assist the Company in producing financial disclosures that contain all of the information about the Company that is required by law and would be important to enable investors to understand the Company’s business and its attendant risks.  In particular:

•                  no employee may take or authorize any action that would cause the Company’s financial records or financial disclosures to fail to comply with GAAP, the rules and regulations of the Securities and Exchange Commission or other applicable laws, rules and regulations;

•                  all employees must cooperate fully with the Company’s finance department, as well as the Company’s independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records, as well as its reports filed with the Securities and Exchange Commission, are accurate and complete; and

•                  no employee shall knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the Securities and Exchange Commission or any third party or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of such reports accurate in all material respects.

If any employee becomes aware that the Company’s public disclosures are not full, fair and accurate, or if any employee becomes aware of a transaction or development that he or she believes may require disclosure, he or she should report the matter immediately to the Compliance Officer.

VIII.                     RECORDS MANAGEMENT

The Compliance Officer (or his or her designee) has companywide responsibility for developing, administering and coordinating the record management program, and issuing retention guidelines for specific types of documents.  Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices.  Employees can contact the Compliance Officer for specific information on record retention.

IX.                              CONFIDENTIALITY

Confidential information includes all non-public information (regardless of its source) that might be of use to competitors, or harmful to the Company, its suppliers or its partners, if disclosed, including any proprietary information shared with the Company by its suppliers and partners, or information that has been acquired by an employee during the course of working for a former employer.  Company employees have an equal obligation to protect against the unauthorized disclosure or misuse of such third party confidential information.  Anyone who has had access to confidential Company information must keep it confidential at all times, both while working for the Company and after employment ends.

A.                                    Sharing Information with Third Parties

Employees must not share the Company’s confidential information, or any confidential information of a supplier or partner, with anyone who has not been authorized to receive it, except when disclosure is authorized or legally mandated.  An employee’s unauthorized use or distribution of this information is extremely serious; it would violate the confidentiality agreement he or she entered into with the Company and could be illegal, resulting in civil liability or criminal penalties.

B.                                    Precautions

Employees must take precautions to prevent unauthorized disclosure of confidential information.  Accordingly, employees should also take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential information.  Employees should not discuss sensitive matters or confidential information in public places.  Employees may not discuss the Company’s business in any Internet “chat room,” blog, social media site or application, or other online forum, regardless of whether they use their own name or a pseudonym, or otherwise post the Company’s information on the Internet.  When accessing Company emails and voicemails from personal computers and mobile devices, employees should take steps to ensure that third parties are unable to access or hear information regarding the Company.  All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

Employees are required to observe the provisions of any other specific policy regarding privacy and confidential information that the Company may adopt from time to time.

X.                                   PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees and directors are expected to protect the Company’s assets and ensure their efficient use for legitimate business purposes.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  The Company’s property, such as computer equipment, buildings, furniture and furnishings, office supplies and products and inventories, should be used only for activities related to employment, although incidental personal use is permitted.  Personal use of Company cellular phones and other mobile devices is permitted, but employees must help ensure the security of the device, such as password protecting the device.  Employees should bear in mind that the Company retains the right to access, review, monitor and disclose any information transmitted, received or stored using the Company’s electronic equipment, with or without an employee’s or third party’s knowledge, consent or approval.  Employees must immediately report any misuse or suspected misuse of the Company’s assets to their supervisor or the Compliance Officer.

XI.                              MEDIA CONTACTS AND PUBLIC COMMUNICATIONS

It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with its communications and disclosure guidelines and policies, in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public.  For more information, see the Company’s Corporate Communications Policy.

XII.                         CONDUCT OF SENIOR FINANCIAL PERSONNEL

The Company’s Finance Department has a special responsibility to promote integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company.  As such, the Chief Executive Officer and senior finance department personnel must adhere to the following ethical principles and accept the obligation to foster a culture throughout the Company as a whole that ensures the accurate and timely reporting of the Company’s financial results and condition.

Because of this special role, the Company requires that the Chief Executive Officer, Chief Financial Officer, Senior Director of Finance, Corporate Controller and any other persons performing similar functions (“Senior Financial Employees”) to:

•                  act with honesty and integrity and use due care and diligence in performing his or her responsibilities to the Company;

•                  avoid situations that represent actual or apparent conflicts of interest with his or her responsibilities to Company, and disclose promptly to the Audit Committee of the Board of Directors (“Audit Committee”), any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict.  Without limiting the foregoing, and for the sake of avoiding an implication of impropriety, Senior Financial Employees shall not:

•                  accept any material gift or other gratuitous benefit from a supplier or vendor of products or services, including professional services, to the Company (this prohibition is not intended to preclude ordinary course entertainment or similar social events);

•                  except with the approval of the disinterested members of the Board of Directors, directly invest in any privately-held company that is a partner or supplier of the Company where the Senior Financial Employee, either directly or through people in his or her chain of command, has responsibility or ability to affect or implement the Company’s relationship with the other company; or

•                  maintain more than a passive investment of greater than 1% of the outstanding shares of a public company that is a supplier or partner of the Company;

•                  provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements;

•                  comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities; and

•                  achieve responsible use of and control over all assets and resources entrusted to each Senior Financial Employee.

XIII.                    COMPLIANCE STANDARDS AND PROCEDURES

A.                                    Compliance Resources

The Company has an obligation to promote ethical behavior.  Every employee is encouraged to talk to his or her supervisor, managers and other appropriate personnel when in doubt about the application of any provision of this Code.

In addition to fielding questions with respect to interpretation or potential violations of this Code, the Compliance Officer is responsible for:

•                  investigating possible violations of this Code;

•                  reviewing this Code with new employees;

•                  conducting periodic training sessions to refresh employees’ familiarity with this Code; and

•                  otherwise promoting an atmosphere of responsible and ethical conduct.

The most immediate resource available to employees for matters related to this Code is their supervisor.  The supervisor may have the information requested or may be able to refer the question to another appropriate source.  There may, however, be times when employees prefer not to go to their supervisor.  In these instances, employees should feel free to discuss their concerns with the Compliance Officer.  If an employee is uncomfortable speaking with the Compliance Officer because he or she works in that employee’s department or is one of his or her supervisors, the employee may contact the Chairperson of the Audit Committee.

B.                                    Clarifying Questions and Concerns; Reporting Possible Violations

(a)                                 Employee Reporting

If an employee becomes aware of or suspects that unethical or illegal conduct has occurred or is about to occur, the employee should discuss the matter promptly with his or her supervisor or the Compliance Officer, as discussed in Section XIII.A. above.  Even the appearance of impropriety could be very damaging to the Company.  Employees that are aware of a suspected or actual violation of Code standards by others have a responsibility to report it.

All information regarding suspected ethical violations or unlawful activity will be received on a confidential basis.  While complete confidentiality cannot be guaranteed, confidentiality will be maintained to the extent possible in conducting internal investigations and, where action is warranted, in carrying out disciplinary measures.  Employees are assured that they may report unethical conduct without fear of retribution.  The Company will not tolerate adverse actions being taken against an employee for reporting violations of law or the Company’s policies, or for participating in internal investigations.  See the Company’s Whistleblower and Complaint Policy.

(b)                                 Compliance Officer Investigation

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer.  The Compliance Officer, or designee, will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances.  Employee cooperation in the investigation will be expected.  As needed, the Compliance Officer will consult with outside legal counsel, the human resources department, the Audit Committee and the full Board of Directors, if necessary.

(c)                                  Response to Violations

If the investigation indicates that a violation of this Code may have occurred, the Company will take such action as it deems appropriate under the circumstances.  If Company determines that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution.  Appropriate action may also be taken to deter any future Code violations.

C.                                    Identification of Responsible Parties; Anonymous Reporting Procedures

Employees are responsible for promptly reporting any issue or concern that they believe in good faith may constitute a violation of this Code or any other Company policy.  Employees who wish to anonymously submit a concern or complaint regarding a possible violation of this Code should follow the procedures outlined in the Company’s Whistleblower and Complaint Policy.

XIV.                     WAIVERS

The Board of Directors (in the case of a violation involving a member of the Audit Committee), or the Audit Committee (in the case of a violation not involving any of its members), in its discretion, may waive any violation of this Code.  Any waiver for a director or an executive officer will be disclosed as required by applicable laws, rules and regulations.

XV.                          NO RIGHTS CREATED

This Code is a statement of fundamental principles, policies and procedures that govern the Company’s employees, officers and directors in the conduct of the Company’s business.  It is not intended to and does not create any legal rights for any supplier, partner, competitor, shareholder or any other person or entity.

XVI.                     MODIFICATION AND AMENDMENT

This Code shall be reviewed periodically by the Nominating and Corporate Governance Committee of the Board of Directors and shall be updated as deemed appropriate or necessary by the Board of Directors.